September 11, 2024

Securities and Exchange Commission

Re: Form 1-A/A Offering Statement of HappyNest REIT, Inc.

Ladies and Gentlemen:

Allen & Thomas, LLP has provided counsel to HappyNest REIT, Inc., a Maryland corporation (the “Company”), on certain matters relating to the preparation and filing of an amendment to an offering statement (the “Offering Statement”) representing the offering of up to 4,923,891 shares of common stock at a par value of $0.00001 (the “Shares”), to raise up to $49,238,907, being offered pursuant to Regulation A (the “Offering”).

In rendering our opinion, we have reviewed certain documents pertaining to the Company and this Offering, including the following:

(i)	Offering Statement;
(ii)	Exhibits to the Offering Statement, including the Company’s Articles of Amendment and Bylaws; and
(iii)	Certain resolutions of the Company authorizing the issuance of the Shares.

We have made certain assumptions in rendering this opinion, including that documents reviewed by us were true and correct originals or copies of original documents, that signatures upon such documents were genuine, that representations of officers of the Company were correct as to questions of fact, that persons identified as officers of the Company are actually serving as such, that the persons executing the documents had legal capacity to execute such documents, and that resolutions of the Company have been made in accordance with the bylaws and other governing documents of the Company.

Based on the foregoing, we are of the opinion that, upon their sale for valuable consideration, the Shares will be validly authorized and issued, fully paid, and non-assessable. Our opinion is expressed with respect to the Code of Maryland.

We hereby consent to the filing of this opinion letter as an exhibit to the Offering Statement, to the discussion of this opinion letter therein, and to being named in the Offering Statement as having provided counsel to the Company on certain matters related to the Offering.

Sincerely,

s/Allen & Thomas, LLP

ALLEN & THOMAS, LLP